Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF RETIREMENT OF "PROPANC BIOPHARMA, INC.", FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF MARCH, A.D. 2023, AT 3:20 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

4902919 8100
SR# 20231007209

Authentication: 202927648
Date: 03-15-23

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:20 PM 03/15/2023
FILED 03:20 PM 03/15/2023
SR 20231007209 - File Number 4902919

CERTIFICATE OF RETIREMENT
OF
SERIES A PREFERRED STOCK
OF
PROPANC BIOPHARMA, INC.

Pursuant to Section 243(b)
of the General Corporation Law
of the State of Delaware

Pursuant to Section 243 of the General Corporation Law of the State of Delaware, Propanc Biopharma, Inc., a corporation organized and existing under the laws of the State of Delaware (the "**Corporation**"), hereby certifies as follows:

1. Pursuant to the authority conferred by the Corporation's Certificate of Incorporation, filed with the Secretary of State of the State of Delaware (the "**Secretary of State**") on November 23, 2010 (and further amended from time to time, the "**Certificate of Incorporation**"), the Board of Directors of the Corporation (the "**Board of Directors**") created a series of 500,000 shares of preferred stock, par value $0.01 per share ("**Series A Preferred Stock**"), of the Corporation designated as "Series A Preferred Stock," by the filing of a Certificate of Designation with the Secretary of State on December 9, 2014 (the "**Certificate of Designation**"). The Certificate of Incorporation is in effect on the date of the filing of this Certificate of Retirement (the "**Certificate of Retirement**").

2. All of the authorized shares of Series A Preferred Stock were issued and all such shares have been reacquired by the Corporation. As a result of the reacquisition of all of the issued shares of Series A Preferred Stock, there are no shares of Series A Preferred Stock outstanding.

3. Section 8(f) of the Certificate of Designation provides that any shares of Series A Preferred Stock that are reacquired by the Corporation shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.

4. The Board of Directors, by written consent, resolved to cancel and retire all previously outstanding shares of the Series A Preferred Stock immediately upon their reacquisition by the Corporation, and authorized the filing of this Certificate of Retirement.

5. Accordingly, pursuant to the provisions of Section 243(b) of the General Corporation Law of the State of Delaware, upon the effective time of this Certificate of Retirement, (i) the Certificate of Incorporation shall be amended to eliminate therefrom all reference to the Series A Preferred Stock (and the Certificate of Designation shall be eliminated from the Certificate of Incorporation), and (ii) the 500,000 shares of Series A Preferred Stock shall be retired, and such shares shall resume the status of authorized but unissued shares of the Corporation's preferred stock, such that the total number of authorized shares of the Corporation's preferred stock shall be 1,500,005, such shares consisting of 5 shares designated Series B Preferred Stock, par value $0.01 per share, and 1,500,000 shares of undesignated preferred stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be executed this 13th day of March, 2023.

PROPANC BIOPHARMA, INC.

By: ______________________________

Name: James Nathanielsz
Title: Chief Executive Officer